Exhibit 99.1

ARUBA NETWORKS ANNOUNCES $100 MILLION SHARE REPURCHASE AUTHORIZATION

SUNNYVALE, Calif., June 13, 2012 – Aruba Networks, Inc. (NASDAQ: ARUN) today announced that its Board of Directors has authorized a share repurchase program for up to $100 million of its outstanding common stock.

Under the program, purchases may be made from time to time on the open market and will be funded from available working capital. The number of shares to be purchased and the timing of purchases will be based on the price of the company’s common stock, general business and market conditions and other investment considerations. The program does not require the company to purchase any specific number of shares and may be suspended or discontinued at any time without prior notice.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our share repurchase program and the factors that will impact the amount and timing of purchases, if any, thereunder. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause Aruba’s results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: (1) business and economic conditions and growth trends in the networking industry, our vertical markets and various geographic regions; (2) changes in overall information technology spending; (3) general political, economic and market conditions and events; (4) fluctuations in the trading volume and market price of shares of our common stock; and (5) competing future investment opportunities and alternative uses of cash; as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Aruba’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2012, which was filed with the SEC on June 7, 2012, and is available on Aruba’s investor relations Web site at www.arubanetworks.com and on the SEC Web site at www.sec.gov. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

A copy of this press release can be found on the investor relations page of Aruba Networks’ Web site at www.arubanetworks.com.

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About Aruba Networks, Inc.

Aruba Networks is a leading provider of next-generation network access solutions for the mobile enterprise. The company’s Mobile Virtual Enterprise (MOVE) architecture unifies wired and wireless network infrastructures into one seamless access solution for corporate headquarters, mobile business professionals, remote workers and guests. This unified approach to access networks dramatically improves productivity and lowers capital and operational costs.

Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter and Facebook.

© 2012 Aruba Networks, Inc. Aruba Networks’ trademarks include the design mark for AirWave, Aruba Networks®, Aruba Wireless Networks®, the registered Aruba the Mobile Edge Company logo, the registered AirWave logo, Aruba Mobility Management System®, Mobile Edge Architecture®, People Move. Networks Must Follow®, RFProtect®, Green Island®. All rights reserved. All other trademarks are the property of their respective owners.

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IR Contacts
Aruba Networks, Inc.	The Blueshirt Group, Investor Relations
Michael Galvin	Chris Danne, Maria Riley
Chief Financial Officer	+1-415-217-7722
ir@arubanetworks.com	ir@arubanetworks.com